Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2018 First Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--August 3, 2017--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its quarter ended June 30, 2017.

Net income for the first quarter of fiscal 2018 decreased 21.4% to $13.1 million compared to $16.6 million for the same quarter of the prior year. Net income per diluted share decreased 21.9% to $1.48 in the first quarter of fiscal 2018 compared to $1.89 in the prior year quarter.

Total revenues increased to $128.9 million for the first quarter of fiscal 2018, a 1.4% increase from the $127.1 million reported for the first quarter last year. Revenues from the 1,291 offices open during both quarters increased by 1.2%. Interest and fee income increased 1.4%, from $114.0 million in the first quarter of fiscal 2017 to $115.6 million in the first quarter of fiscal 2018 primarily due to an increase in average earning loans. Insurance and other income increased by 1.8% to $13.3 million in the first quarter of fiscal 2018 compared with $13.0 million in the first quarter of fiscal 2017.

Accounts in the US that were 61 days or more past due increased to 4.9% on a recency basis and to 6.6% on a contractual basis at June 30, 2017, compared to 4.6% and 6.2%, respectively, at June 30, 2016. On a consolidated basis, accounts that were 61 days or more past due increased to 5.5% on a recency basis and to 7.5% on a contractual basis at June 30, 2017, compared to 4.8% and 7.0%, respectively, at June 30, 2016. As a result of the higher delinquencies, our allowance to net loans increased from 9.2% at June 30, 2016, to 9.6% at June 30, 2017.

As previously disclosed, the Company ceased all in-person collection visits effective December 18, 2015. During the fourth quarter of fiscal 2016, the Company experienced higher than normal delinquencies in January and February as well as higher than normal charge-offs, especially in the month of March, as accounts became more than 90 days past due. We continue to see elevated net charge-offs and delinquencies compared to historical levels, however we have seen an improvement in net charge-offs during the first quarter of fiscal 2018 compared to 2017. The provision for the quarter decreased $1.2 million when comparing the first quarter of fiscal 2018 to the first quarter of fiscal 2017. This is primarily due to a decrease in net charge-offs. Net charge-offs as a percentage of average net loans on an annualized basis decreased from 14.9% to 13.9% when comparing the two quarters. Consolidated net charge-offs were down $2.0 million when comparing the two quarters. The portion of the provision related to an increase in loans outstanding increased $800,000 quarter over quarter due to gross loans outstanding increasing $50.6 million in the first quarter of fiscal 2018 versus $20.5 million in the first quarter of fiscal 2017.

General and administrative (“G&A”) expenses amounted to $72.9 million in the first quarter of fiscal 2018, a 15.8% increase over the $62.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 49.5% during the first quarter of fiscal 2017 to 56.6% during the current quarter. G&A expenses per average open office increased by 16.0% when comparing the two quarters. G&A expense increased due to increased advertising expense, personnel costs, and legal and professional expense.

Personnel expense increased $3.0 million quarter over quarter. Salary expense increased $1.6 million, primarily due to an increase in part-time employees hired to enable our branch offices to extend their hours without significant overtime or hiring additional full time employees. Incentive expense increased $1.3 million, primarily due to the expense associated with equity awards granted during October 2016 and higher branch level bonuses as the branch level performance improved.

Advertising expense increased 109.4%, or $2.6 million due a significant increase in our direct marketing program relative to the same quarter last year.

Legal and professional expense increased $2.5 million due to additional expense related to the previously disclosed internal investigation related to our operations in Mexico. We incurred $2.4 million in expense directly related to the investigation during the quarter. See “Other Matters” below for additional information regarding the internal investigation.

Interest expense for the first quarter decreased $1.3 million compared to the first quarter of the prior fiscal year due to a 20.2% decrease in the average debt outstanding. The Company has reduced its outstanding debt by $59.8 million as of June 30, 2017, compared to June 30, 2016.

The Company’s first quarter effective income tax rate increased to 37.5% compared to 37.4% in the prior fiscal year’s first quarter.

Gross loans increased to $1.11 billion as of June 30, 2017 a 2.1% increase from the $1.09 billion of loans outstanding as of June 30, 2016. Our unique borrowers in the US increased by 15,616 or 2.1% during the first quarter of fiscal 2018. This is compared to an increase of 3,482 or 0.5% in the first quarter of fiscal 2017 and an increase of 3,672 or 0.5% in the first quarter of fiscal 2016.

Other key return ratios for the first quarter of fiscal 2018 included an 8.3% return on average assets and a return on average equity of 16.3% (both on a trailing 12-month basis).

At June 30, 2017, we had approximately 164,000 accounts and approximately $128.5 million in gross loans outstanding in Mexico. There were $101.5 million in gross loans as of June 30, 2016. Annualized Mexican net charge-offs as a percentage of average net loans increased from 10.3% at the end of fiscal 2017 to 11.2% at the end of the current fiscal quarter. Additionally, our Mexican 61+ day delinquencies were 10.5% and 14.8% on a recency and contractual basis, respectively, as of June 30, 2017, a change from 7.6% and 14.7%, respectively, from June 30, 2016. Excluding intercompany charges of $0.3 million in fiscal 2018, Mexican pretax earnings amounted to $2.8 million for the first quarter of fiscal 2018, compared to $1.1 million in pretax earnings for the first quarter of fiscal 2017.

Other Matters

As previously disclosed, we are conducting an internal investigation of our operations in Mexico, focusing on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We promptly retained outside legal counsel and forensic accountants to lead the investigation upon receipt of an anonymous letter regarding compliance matters, and we have voluntarily contacted the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) to advise both agencies that an internal investigation is underway. We are committed to compliance with applicable laws and regulations, intend to cooperate fully with both the SEC and the DOJ, and are developing and executing a remediation plan to ensure compliance with applicable laws and regulations and to remediate the material weaknesses in our internal control over financial reporting.

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. While the Company believes its marketing and lending practices are lawful, there can be no assurance that the CFPB’s ongoing investigation or future exercise of its enforcement, regulatory, discretionary or other powers will not result in findings or alleged violations of federal consumer financial protection laws.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,331 offices in 15 states and Mexico.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/21865. The call will be available for replay on the Internet for approximately 30 days.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, and the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the SEC, DOJ, CFPB, and other regulators or third parties that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations, which may or may not be in connection with or resulting from the previously disclosed ongoing internal investigation of our operations in Mexico or the civil investigative demand or the NORA Letter from the CFPB; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate the reported material weaknesses in its internal control over financial reporting, which could lead the Company to report further material weaknesses in its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks relating to foreign operations; risks inherent in making loans, including repayment risks and value of collateral; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

		Three Months Ended
		June 30,
		2017	2016

Interest & fees		$115,639	$114,045
Insurance & other		13,271	13,035
Total revenues		128,910	127,080
Expenses:
Provision for loan losses		30,840	32,014
General and administrative expenses
Personnel		44,997	41,996
Occupancy & equipment		10,676	10,502
Advertising		4,924	2,351
Intangible amortization		186	110
Other		12,134	7,989
		72,917	62,948
Interest expense		4,247	5,587
Total expenses		108,004	100,549
Income before taxes		20,906	26,531
Income taxes		7,838	9,913
Net income		$13,068	$16,618
Diluted earnings per share		$1.48	$1.89
Weighted average shares outstanding (diluted)		8,827	8,770

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2017	2017	2016
ASSETS
Cash	$14,543	$15,200	$10,124
Gross loans receivable	1,110,372	1,059,804	1,087,502
Less: Unearned interest & fees	(312,786)	(291,908)	(302,092)
Allowance for loan losses	(76,526)	(72,195)	(71,993)
Loans receivable, net	721,060	695,701	713,417
Property and equipment, net	24,401	24,184	24,465
Deferred tax benefit	40,272	39,025	39,339
Other assets	13,472	6,067	14,157
Goodwill	8,432	6,614	6,121
Intangibles	4,584	13,797	2,806
	$826,764	$800,588	$810,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable	300,550	295,136	360,360
Income tax payable	15,008	12,519	18,413
Accounts payable and accrued expenses	32,743	31,869	26,879
Total liabilities	348,301	339,524	405,652
Shareholders’ equity	478,463	461,064	404,777
	$826,764	$800,588	$810,429

Selected Consolidated Statistics
(dollars in thousands)

		Three Months Ended
		June 30,
		2017	2016

Expenses as a percent of total revenues:
Provision for loan losses		23.9%	25.2%
General and administrative expenses		56.6%	49.5%
Interest expense		3.3%	4.4%

Average gross loans receivable		$1,077,249	$1,072,900

Average net loans receivable		$777,988	$777,291

Loan volume		$662,464	$648,129

Net charge-offs as percent of average loans		13.9%	14.9%

Return on average assets (trailing 12 months)		8.3%	9.3%

Return on average equity (trailing 12 months)		16.3%	21.5%

Offices opened (closed) during the period, net		4	-15

Offices open at end of period		1,331	1,324

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer